Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors

Berger Holdings, Ltd.

We consent to the incorporation by reference in the Registration Statements (333-15725 and No. 33-60230) on Form S-3 and (No. 333-24917 and No. 33-60232) on Form S-8 of Berger Holdings, Ltd. of our report dated March 26, 2003, with respect to the consolidated balance sheets of Berger Holdings, Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows and related financial statement schedule for each of the years in the three year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Berger Holdings, Ltd.

Our report dated March 26, 2003 on the consolidated financial statements of Berger Holdings, Ltd. contains an explanatory paragraph that the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.

/S/    KPMG LLP

Philadelphia, Pennsylvania

March 26, 2003